Exhibit 99.1

Contact: Ken Page, CEO 931-707-9599 office 931-707-9601 fax	TN-K Energy Group Inc 649 Sparta Highway Suite #102 Crossville, TN 38572	TN-K Energy Group Inc.

Press Release

TN-K Energy Group Inc. Completes $4.8 million transactions that included the Sale of an Oil Lease and Acquires 5% Overriding Royalty Interest in 6 Leases Totaling Approximately 1200 Acres

TN-K Energy Group Inc. is proud to announce the completion of a $4.8 million two part transaction, which included the  sale of its 27.5% Working Interest in the Clark leases and the acquisition of 5% Overriding Royalty interest in the Blaydes,  Ervin,  Hickerson, Simmons, Pansy Clark and JR Clark leases.

Crossville, TN, April 23, 2012:  TN-K Energy Group Inc. (OTC Markets: TNKY) today announced that the company led the sales and negotiations, between the buyers and sellers, of a $4.8 million two part transaction. The first part of the transaction involved the sale of its own 27.5% working and operating interest in existing production and the checkerboard participation rights known as the J.R. Clark and Pansy Clark leases, of approximately 700 acres, in Green County, Kentucky. TN-K retained 5% overriding royalty interest in existing production and received a 30% drilling participation right of the total undeveloped acreage in which the Company previously had only a checkerboard agreement. (Checkerboard agreement means the rights to only every other well to be drilled)

The second part of the transaction, which TN-K led, TN-K received a substantial commission, acquired 5% overriding royalty interest in the Blaydes, Ervin, Hickerson, and Simmons leases existing production, and up to 30% drilling participation rights on all new wells to be drilled on these leases for only the cost of drilling. The leases are located in Green County, Kentucky and total approximately 500 acres.

Ken Page, C.E.O. & President of TN-K Energy Group Inc. expressed his excitement in the transaction by stating, “TN-K has substantially increased our working capital, retained and gained drilling rights to some of the most highly producing and proven areas in the state of KY. The company has estimated these acquired drilling rights, which were of no cost through these negotiations, at a significant value. When considering our transactions over the past four months, it is safe to say that TN-K is focused on establishing a good source of revenue and the funds to further develop and acquire new leases that can increase our production.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.